Exhibit 4.1

Description of Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934
As of August 21, 2019, Maxim Integrated Products, Inc., a Delaware corporation (the “Company,” “we,” or “our”), had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: Common Stock, par value $0.001 (the “Common Stock”). The following summary includes a brief description of the Common Stock as well as certain related information.
General
Pursuant to the Company’s Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), the authorized capital stock of the Company consists of 962,000,000 shares, consisting of 960,000,000 shares of Common Stock and 2,000,000 shares of preferred stock having a par value of $.001 per share (the “Preferred Stock”).
Common Stock
Voting Rights
Except as otherwise required by law, the Certificate of Incorporation or the Company’s Amended and Restated Bylaws, as amended (the “Bylaws”), each stockholder has one vote in respect of each share of Common Stock that has been held by such stockholder and registered in such stockholder's name on the books of the Company. There is no cumulative voting in the election of directors.
Dividend, Liquidation and Other Rights
Holders of Common Stock are entitled to receive dividends if and when declared by the Company's Board of Directors out of funds legally available.
In the event of the Company’s liquidation or dissolution, holders of the Company's Common Stock are entitled to receive proportionately the Company's net assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock that the Company's Board of Directors may designate and issue in the future. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences, and privileges of holders of Common Stock are subject to and may be adversely affected by the rights of the holders of shares of any series of Preferred Stock that the Company’s Board of Directors may designate and issue in the future.
Certain Business Combinations
Article Seventh of our Certificate of Incorporation requires the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of the then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors (the “Voting Stock”), voting together as a single class, to approve certain “business combinations,” including mergers, sales or transfers of assets and other corporate actions involving any “interested stockholder” (as defined in the Certificate of Incorporation) or an affiliate of an interested stockholder, unless a majority of disinterested directors have approved the action and certain other conditions are met. Furthermore, the provisions Article Seventh may not be amended or repealed, in any respect, unless such action is approved by the affirmative vote of the holders of sixty-six and two-third percent (66-2/3%) or more of the outstanding Voting Stock, voting as a single class.

Certain Other Provisions of Our Certificate of Incorporation or Bylaws

The Certificate of Incorporation and/or the Company’s Bylaws, include the following provisions, not previously discussed above, that may have an effect of delaying, deferring or preventing a change in control of the Company:

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our Bylaws establish an advance notice procedure for stockholders to submit proposed nominations of persons for election to our Board of Directors and other proposals for business to be brought before an annual meeting of our stockholders;

•	our Board of Directors may issue shares of Preferred Stock, with designations, rights and preferences as may be determined from time to time by our Board of Directors; and

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amendments to the Certificate of Incorporation require the approval by a majority vote of the Company's Board of Directors and also by a majority vote of the outstanding shares of the Company’s capital stock entitled to vote thereon.

The following summary does not purport to be complete and is subject to, and qualified in its entirety by, the full text of our Certificate of Incorporation and Bylaws. For additional information we encourage you to read: the Certificate of Incorporation and Bylaws, each of which are exhibits to our Annual Report on Form 10-K; and applicable provisions of the General Corporation Law of the State of Delaware, including Section 203.